                                                                EXHIBIT 2.1




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                          PLAN AND AGREEMENT OF MERGER
                         DATED AS OF OCTOBER 1, 1997
                                  BY AND AMONG
                               MEDPARTNERS, INC.,
                             ASG MERGER CORPORATION
                                      AND
                           AMERICA SERVICE GROUP INC.




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

                               TABLE OF CONTENTS


                          PLAN AND AGREEMENT OF MERGER
                                  BY AND AMONG
                               MEDPARTNERS, INC.,
                            ASG MERGER CORPORATION,
                                      AND
                         AMERICA SERVICE GROUP INC.

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
                                                                                                                        Page
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
Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Recitals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1


Section  1.      The Merger.
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Section  2.      Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates.
         2.1     Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.3     Certificate of Incorporation of Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4     By-laws of the Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.5     Directors and Officers of the Surviving Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.6     Assets, Liabilities, Reserves and Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.7     Corporate Acts of the Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Section  3.      Representations and Warranties of ASG
         3.1     Organization, Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2     ASG Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.4     Foreign Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5     Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.6     ASG Public Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.7     Contracts, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.8     Properties and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.9     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         3.10    Subsequent Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.11    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.12    Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.13    Employee Benefit Plans; Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.14    Compliance with Laws in General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.15    Regulatory Approvals.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.16    Commissions and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.17    Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.18    Pooling Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.19    No Untrue Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.20    Medicare and Medicaid  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

Section  4.      Representations and Warranties of the Subsidiary
         4.1     Organization, Existence and Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.2     Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.3     Commissions and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.4     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Section  5.      Representations and Warranties of MedPartners
         5.1     Organization, Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.2     MedPartners Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.3     MedPartners Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.4     Subsidiaries and Affiliated Entities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.5     Organization, Existence and Good Standing of MedPartners Subsidiaries and Other MedPartners Entities  15
         5.6     Foreign Qualifications.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.7     Subsidiary Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.8     Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.9     MedPartners Public Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.10    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.11    Subsequent Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.12    Compliance with Laws in General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.13    Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.14    Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.15    Commissions and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.16    No Stockholder Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.17    No Untrue Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

Section  6.      Access to Information and Documents
         6.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Return of Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3     Effect of Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





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

Section  7.      Covenants
         7.1     Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.2     Material Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         7.3     Meeting of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         7.4     Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         7.5     Exemption from State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.6     HSR Act Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.7     Public Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.8     Resignation of ASG Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.9     Notice of Subsequent Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.10    No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.11    Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.12    Accounting Methods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.13    Pooling and Tax-Free Reorganization Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.14    Affiliate and Pooling Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.15    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.16    ASG Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.17    Publication of Combined Results  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

Section  8.      Termination, Amendment and Waiver
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.4     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.5     Procedure for Termination, Amendment, Extension or Waiver  . . . . . . . . . . . . . . . . . . . . .  28
         8.6     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

Section  9.      Conditions to Closing
         9.1     Mutual Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.2     Conditions to Obligations of MedPartners and the Subsidiary  . . . . . . . . . . . . . . . . . . . .  29
         9.3     Conditions to Obligations of ASG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

Section  10.     Miscellaneous
         10.1    Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.3    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.4    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.6    "Including"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.7    "Knowledge"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.8    "Material adverse change" or "material adverse effect" . . . . . . . . . . . . . . . . . . . . . . .  33
         10.9    "Hazardous Materials"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.10   Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34





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
         10.11   Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.12   Integration of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.13   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.14   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.15   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.16   No Rule of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

Testimonium . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36





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

                          PLAN AND AGREEMENT OF MERGER


         PLAN AND AGREEMENT OF MERGER ("Plan of Merger"), made and entered into as of the 1st day of October 1997, by and among MEDPARTNERS, INC., a Delaware corporation ("MedPartners"), ASG MERGER CORPORATION, a Delaware corporation (the "Subsidiary") and AMERICA SERVICE GROUP INC., a Delaware corporation ("ASG") (the Subsidiary and ASG being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of MedPartners, the Subsidiary and ASG have approved the merger of the Subsidiary with and into ASG (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby each share of Common Stock of ASG (the "ASG Common Stock"), not owned directly or indirectly by ASG, will be converted into the right to receive the Merger Consideration (as herein defined) (the ASG Common Stock may be sometimes hereinafter referred to as the "ASG Shares");

         WHEREAS, each of MedPartners, the Subsidiary and ASG desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests".

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:


Section 1.       THE MERGER.

         1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Subsidiary shall be merged into ASG at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and ASG shall continue as the surviving corporation (the "Surviving Corporation") as a business corporation incorporated under the laws of the State of Delaware under the name America Service Group Inc.

and shall succeed to and assume all the rights and obligations of the Subsidiary and ASG in accordance with the DGCL.

         1.2 The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3, but in no event later than March 31, 1998, at the offices of Haskell Slaughter & Young, L.L.C., Birmingham, Alabama, unless another date or place is agreed to in writing by the parties hereto.

         1.3 Effective Time. Subject to the provisions of this Plan of Merger, ASG and the Subsidiary shall file a Certificate of Merger in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as the Subsidiary and ASG shall agree should be specified in the Certificate of Merger (the "Effective Time").

         1.4 Effect of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.


Section 2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.

         2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of ASG Common Stock or any shares of capital stock of the Subsidiary:

         (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one issued and outstanding and nonassessable share of Common Stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock. Each share of ASG Common Stock that is owned by ASG shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.001 per share, of MedPartners (the "MedPartners Common Stock"), cash or other consideration shall be delivered in exchange therefor.

         (c) Conversion of ASG Shares. At the Effective Time, each ASG Shares (other than the ASG Shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive 0.71 shares of MedPartners Common Stock (the "Exchange Ratio"), including the corresponding right (the "MedPartners Right"), with respect to each share of MedPartners Common Stock, to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $.001 per share (the "MedPartners Series C Preferred Stock") of MedPartners pursuant to the terms of the Stockholders Rights Agreement, dated as of March 1, 1995, among MedPartners, Inc., now MP of Delaware, Inc. and a wholly owned subsidiary of MedPartners, Inc. and Chemical Bank, a national banking association, as it may be amended from time to time (the "MedPartners Rights Agreement"). All such shares of MedPartners Common Stock shall be fully paid and nonassessable and, together with the MedPartners Rights, are hereinafter sometimes referred to as the "MedPartners Shares." Upon such conversion, all such ASG Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the MedPartners Shares issued in exchangetherefor and cash in lieu of fractional MedPartners Shares in accordance with the terms provided herein. Prior to the Rights Distribution Date (as defined in the MedPartners Rights Agreement) and unless the context otherwise requires, all references in this Agreement to the MedPartners Stock shall be deemed to include the MedPartners Rights.

         (d) Stock Options. At the Effective Time, all rights with respect to ASG Common Stock pursuant to any ASG stock options which are outstanding at the Effective Time, whether or not then vested or exercisable, shall be converted into and become rights with respect to MedPartners Common Stock, and MedPartners shall assume each ASG stock option in accordance with the terms of any stock option plan under which it was issued and any stock option agreement by which it is evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option." Each ASG stock option so assumed shall be exercisable for that number of shares of the MedPartners Common Stock equal to the number of the ASG Shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the ASG exercise price divided by the Exchange Ratio.

         (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time MedPartners shall have declared a stock split (including a reverse split) of MedPartners Common Stock or a dividend payable in MedPartners Common Stock, or any other distribution of securities or dividend (in cash or otherwise) to holders of MedPartners Common Stock with respect to their MedPartners Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then the Merger Consideration shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

         2.2 Exchange of Certificates. (a) Exchange Procedures. As soon as reasonably practicable, but no later than ten business days after the Effective Time, MedPartners' exchange agent (the "Exchange Agent") shall mail to the holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding ASG Shares (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the

Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as MedPartners may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of MedPartners Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of MedPartners Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of ASG Shares which is not registered in the transfer records of ASG, a certificate representing the proper number of shares of MedPartners Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of MedPartners Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of MedPartners that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of MedPartners Common Stock and cash in lieu of any fractional shares of MedPartners Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of MedPartners Common Stock. To the extent permitted by law, the former shareholder of record of ASG shall be entitled to vote after the Effective Time at any meeting of MedPartners stockholders the number of whole shares of MedPartners Common Stock into which his respective ASG Shares are converted, regardless of whether such holder has exchanged his Certificates for certificates representing MedPartners Common Stock in accordance with this Section 2.2.

         (b) No Further Ownership Rights in ASG Shares. All shares of MedPartners Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the ASG Shares theretofore represented by such Certificates.

         (c) No Fractional Shares. No certificates or scrip representing fractional shares of MedPartners Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of MedPartners. Notwithstanding any other provision of this Plan of Merger, the holder of shares of ASG Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of MedPartners Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of MedPartners Common Stock multiplied by the MedPartners Trading Price.

         2.3 Certificate of Incorporation of Surviving Corporation. In accordance with Section 251(e) of the DGCL, the certificate of incorporation of ASG shall be amended and restated at the Effective Time in the manner provided in Section 251(c)(4) of the DGCL such that from and after the Effective Time the Certificate of Incorporation of ASG shall be identical to the Certificate of Incorporation of the Subsidiary except that such Certificate of Incorporation shall provide that the Surviving Corporation's name is "American Service Group Inc."

         2.4 By-laws of the Surviving Corporation. The By-laws of the Subsidiary shall be the By-laws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the DGCL, the Articles of Incorporation of the Surviving Corporation and the said By-laws.

         2.5 Directors and Officers of the Surviving Corporation. The directors and officers of the Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

         2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and ASG shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively are carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

         2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary to the extent not inconsistent with the terms of this Plan of Merger.

Section 3.       REPRESENTATIONS AND WARRANTIES OF ASG.

         ASG hereby represents and warrants to MedPartners and the Subsidiary as follows:

         3.1 Organization, Existence and Good Standing. ASG is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ASG has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. ASG does not, and has not within the two years immediately preceding the date of this Plan of Merger owned, directly or indirectly, any shares of MedPartners Common Stock or Common Stock of the Subsidiary.

         3.2 ASG Capital Stock. ASG's authorized capital consists of (i) 10,000,000 shares of Common Stock, par value $.01 per share, of which 3,518,711 shares are issued and outstanding as of the date of this Plan of Merger and no shares are held in treasury and (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding as of the date of this Plan of Merger and no shares are held in treasury. All of the issued and outstanding ASG Shares are duly and validly issued, fully paid and nonassessable. Except as set forth in Exhibit 3.2 to the Disclosure Schedule delivered to MedPartners and the Subsidiary by ASG at the time of the execution and delivery of this Plan of Merger (the "ASG Disclosure Schedule"), there are no options, warrants, or similar rights granted by ASG or any other agreements to which ASG is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the ASG Shares. ASG has not made any distributions to any holders of ASG Shares or participated in or effected any issuance, exchange or retirement of ASG Shares, or otherwise changed the equity interests of the holder of ASG Shares in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any ASG Shares that ASG has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than "business combinations", as such term is defined in Accounting Principles Board Opinion No. 16, as amended ("Business Combinations").

         3.3 Subsidiaries. Except as set forth on Exhibit 3.3 to the ASG Disclosure Schedule, ASG does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization. Except as set forth on Exhibit 3.3 to the ASG Disclosure Schedule, ASG does not own an equity interest in, nor does ASG control, directly or indirectly, any other joint venture or partnership. The outstanding shares of capital stock or other equity interests of each ASG subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Exhibit
3.3 to the ASG Disclosure Schedule, all shares of Capital Stock or other equity interest of each ASG subsidiary owned by ASG or any of its subsidiaries are owned by ASG, either directly or indirectly, free and clear of all liens, encumbrances, equities and claims.

         3.4 Foreign Qualifications. ASG shall take all actions necessary and requested by MedPartners to assist MedPartners in ensuring that within thirty (30) days after the Closing Date ASG is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business or operations.

         3.5 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, ASG has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all action required by its Amended and Restated Certificate of

Incorporation, By-laws or otherwise, to authorize the execution, delivery and performance of this Plan of Merger and such related documents. Except as set forth in Exhibit 3.5 to the ASG Disclosure Schedule, the execution and delivery of this Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Amended and Restated Certificate of Incorporation or Bylaws of ASG or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which ASG is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated would have a material adverse effect on ASG.

         3.6 ASG Public Information. ASG has heretofore made available to MedPartners a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission (the "SEC") (as any such documents have since the time of their original filing been amended, the "ASG Documents") since January 1, 1996, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the ASG Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the ASG Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under such statutes. The financial statements contained in the ASG Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the nates thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of ASG and its consolidated subsidiaries, fixed or contingent, required to be stated therein, and present fairly the financial condition of ASG and its consolidated subsidiaries at such dates and the consolidated results of operations and cash flows of ASG and its consolidated subsidiaries for the periods then ended. The consolidated balance sheet of ASG at June 30, 1997, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 of ASG is herein sometimes referred to as the "ASG Balance Sheet."

         3.7 Contracts, etc. (a) Except as set forth in Exhibit 3.7 to the ASG Disclosure Schedule, to ASG's knowledge, all material contracts, leases, agreements and arrangements to which ASG is a party are (i) legally valid and binding in accordance with their terms, (ii) in full force and effect, and
(iii) do not violate any federal, state or local law, rule, regulation or ordinance, and ASG has provided MedPartners and the Subsidiary with copies of all such documents. To the knowledge of ASG, (i) all parties to such contracts, leases, agreements and arrangements are in compliance with the provisions of such contracts, leases, agreements and arrangements, (ii) no party is in default under such contract, lease agreement or arrangement, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on ASG, and (iii) except as set forth in Exhibit 3.7 to the ASG Disclosure Schedule, ASG has not received any notice of termination or cancellation or a request to renegotiate any material contracts, leases, agreements or arrangements.

         (a) Except as set forth in Exhibit 3.7 to the ASG Disclosure Schedule, no contract or agreement to which ASG is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on ASG. Set forth on
Exhibit 3.7 to the ASG Disclosure Schedule is a list of all material contracts to which ASG is a party which cannot be terminated on 90 days notice, without cause.

         (b) Except as set forth in Exhibit 3.7 to the ASG Disclosure Schedule, ASG has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets (excluding liens described in Section 3.8) or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

         3.8 Properties and Assets. ASG owns or leases all of the real and personal property included in the ASG Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of ASG's business since the date of the ASG Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those (i) if any, which in the aggregate are not material and which do not materially affect the continued use of such property, or (ii) which are set forth in Exhibit 3.8 to the ASG Disclosure Schedule.

         3.9 Legal Proceedings. Except as listed in Exhibit 3.9 to the ASG Disclosure Schedule, there are no actions, suits or proceedings pending or, to the knowledge of ASG, threatened against ASG, at law or in equity, relating to or affecting ASG, including the ability of ASG to consummate the Merger. ASG does not know of any justification for any such action, suit or proceeding.

         3.10 Subsequent Events. Except as set forth in Exhibit 3.10 to the ASG Disclosure Schedule or as contemplated by this Plan of Merger, ASG has not, since the date of the ASG Balance Sheet:

                 (a)      Incurred any material adverse change.

                 (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise), which discharge or satisfaction would have a material adverse effect on

         ASG, other than (i) liabilities shown or reflected on the ASG Balance Sheet or (ii) liabilities incurred since the date of the ASG Balance Sheet in the ordinary course of business.

                 (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on ASG, except as may have been required due to income or operations of ASG since the date of the ASG Balance Sheet.

                 (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the business or financial condition of ASG.

                 (e) Sold or transferred any of the assets material to the consolidated business of ASG, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

                 (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by ASG to any officer or employee, consultant or agent (other than normal increases consistent with past practices), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

                 (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

                 (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities.

         3.11 Accounts Receivable. Since the date of the ASG Balance Sheet, ASG has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. ASG is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on ASG.

         3.12 Tax Returns. ASG has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on ASG. ASG has made all payments shown as due on such returns. ASG has not been notified that any tax returns of ASG are currently under audit by the Internal Revenue Service or any state or local tax agency and has received no notice of any claimed tax liability of ASG or any ASG shareholder. No agreements have been made by ASG for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

         3.13 Employee Benefit Plans; Employment Matters. (a) Except as set forth in Exhibit 3.13(a) to the ASG Disclosure Schedule, ASG has neither established nor maintained nor is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans listed in Exhibit 3.13(a) (individually, a "ASG Plan" and collectively, the "ASG Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by ASG has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the ASG Plans that is not subject to a statutory or regulatory exception and that could have a material adverse effect on ASG. No "reportable event" (as defined in ERISA, but excluding any event for which notice is waived under the ERISA regulations) has occurred with respect to any of the ASG Plans which is subject to Title IV of ERISA. ASG has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

         (b) Except as set forth in Exhibit 3.13(b) to the ASG Disclosure Schedule, ASG is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of Twenty-Five Thousand Dollars ($25,000.00), or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

         3.14    Compliance with Laws in General.  Except as set forth in
Exhibit 3.14 to the ASG Disclosure Schedule, ASG has not received any notices of, nor to the best of its knowledge, have there been any, material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations, including billing and coding, and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by ASG which, if it were determined that a violation had occurred, would have a material adverse effect on ASG.

         3.15 Regulatory Approvals. Except as disclosed in Exhibit 3.15 to the ASG Disclosure Schedule, and to the best knowledge of ASG, ASG holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on ASG. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of ASG are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on ASG. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of ASG, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), the consummation of the Merger will not violate any law or restriction to which ASG is subject which, if violated, would have a material adverse effect on ASG.

         3.16 Commissions and Fees. There are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against MedPartners resulting from any action taken by ASG or its officers, Directors or agents, or any of them. Exhibit 3.16 to the ASG Disclosure Schedule sets forth a copy of the agreement between ASG and Equitable Securities Corporation relating to certain financial advisory services.

         3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding ASG Shares entitled to vote thereon is the only vote of the holders of any class or series of ASG capital stock necessary for ASG to approve this Plan of Merger, the Merger and the transactions contemplated thereby.

         3.18 Pooling Matters. To the best knowledge of ASG, neither ASG nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by MedPartners or any of its affiliates) would prevent MedPartners from accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes.

         3.19 No Untrue Representations. No representation or warranty by ASG in this Plan of Merger, and no Exhibit or certificate issued by ASG and furnished or to be furnished to

MedPartners and the Subsidiary pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

         3.20 Medicare and Medicaid. Neither ASG nor any of its affiliates participates in either the Medicare or Medicaid programs as those programs are defined in the Medicare Act and the Medicaid Act, respectively, and do not receive any payments or funds therefrom.


Section 4.       REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY.

         The Subsidiary hereby represents and warrants to ASG as follows:

         4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which shares are issued and registered in the name of MedPartners. The Subsidiary has not, within the two years immediately preceding the date of this Plan of Merger, owned, directly or indirectly, any ASG Shares.

         4.2 Power and Authority. The Subsidiary has the corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

         4.3 Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transaction contemplated by this Plan of Merger resulting from any action taken by the Subsidiary or any of its officers, directors or agents.

         4.4 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.


Section 5.       REPRESENTATIONS AND WARRANTIES OF MEDPARTNERS.

         MedPartners hereby represents and warrants to ASG as follows:

         5.1 Organization, Existence and Good Standing. MedPartners is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. MedPartners has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. MedPartners is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has MedPartners within such time owned, directly or indirectly, any ASG Shares.

         5.2 MedPartners Capitalization. MedPartners has an authorized capitalization of 9,500,000 shares of Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding, and no shares are held in treasury, 500,000 shares of Series C Junior Participating Preferred Stock, par value $.001 per share, of which no shares are issued and outstanding and no shares are held in treasury and 400,000,000 shares of Common Stock, par value $.001 per share, of which 194,665,107 shares were issued and outstanding at August 6, 1997, and no shares are held in treasury. All of the issued and outstanding shares of MedPartners Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as set forth in Exhibit
5.2 to the Disclosure Schedule delivered to ASG by MedPartners at the time of the execution and delivery of this Plan of Merger (the "MedPartners Disclosure Schedule"), there are no options, warrants, or similar rights granted by MedPartners or any affiliate thereof or other agreements to which MedPartners or any such affiliate is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of MedPartners Common Stock. MedPartners has not made any distributions to any holder of MedPartners Common Stock or participated in or effected any issuance, exchange or retirement of MedPartners Common Stock, or otherwise changed the equity interests of holders of MedPartners Common Stock, in contemplation of effecting the Merger within the two years immediately preceding the date of this Plan of Merger. Any shares of MedPartners Common Stock that MedPartners has re-acquired during the two years immediately preceding the date of this Plan of Merger have been so re-acquired only for purposes other than Business Combinations.

         5.3 MedPartners Common Stock. On the Closing Date, MedPartners will have a sufficient number of authorized but unissued shares of its Common Stock available for issuance to the holders of ASG Shares in accordance with the provisions of this Plan of Merger. The MedPartners Common Stock to be issued pursuant to this Plan of Merger will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable and (ii) registered in a registration statement on Form S-4 filed with the Securities and Exchange Commission ("SEC").

         5.4     Subsidiaries and Affiliated Entities.  (a)  Attached as
Exhibit 5.4 to the MedPartners Disclosure Schedule is a list of all subsidiaries of MedPartners (individually, a "MedPartners Subsidiary", and collectively, the "MedPartners Subsidiaries") and their states of incorporation and all professional corporations or professional associations (the "MedPartners Professional Corporations") of which MedPartners has control and their states of incorporation. Except as set forth in Exhibit 5.4 to the MedPartners Disclosure Schedule, MedPartners does not control, directly or indirectly, any other corporation, association, partnership or business organization. The outstanding shares of capital stock or other equity interests of each MedPartners Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interest of each MedPartners Subsidiary owned by MedPartners or any of its subsidiaries are owned by MedPartners, either directly or indirectly, free and clear of all liens, encumbrances, equities or claims.

         (b)     Also disclosed in Exhibit 5.4 to the MedPartners Disclosure
Schedule is a list of all general or limited partnerships in which a general partner is MedPartners, a MedPartners Subsidiary or another partnership controlled by MedPartners (individually a "MedPartners Partnership" and collectively, the "MedPartners Partnerships"), and all limited liability companies in which MedPartners or a MedPartners Subsidiary is a member (individually, a "MedPartners LLC"; the MedPartners Professional Corporations and the MedPartners LLCs being collectively called the "Other MedPartners Entities"), and their states of organization.

         (c) Except as set forth in Exhibit 5.4, neither MedPartners nor any MedPartners Subsidiary controls, directly or indirectly, any other joint venture or partnership.

         (d) Although the financial results of the medical groups affiliated with MedPartners physician practice management business are consolidated for accounting purposes on the MedPartners Balance Sheet, the terms "MedPartners Subsidiary" and "Other MedPartners Entity" do not include any affiliated medical groups.

         5.5 Organization, Existence and Good Standing of MedPartners Subsidiaries and Other MedPartners Entities.

         (a) Each MedPartners Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each MedPartners Subsidiary and each MedPartners Professional Corporation has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

         (b) Each MedPartners Partnership that is a limited partnership is validly formed, each MedPartners Partnership that is a general partnership has been duly organized, and each MedPartners Partnership is in good standing under the laws of its respective state of organization. Each MedPartners Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

         (c) Each MedPartners LLC that is a limited liability company is validly formed and in good standing under the laws of its respective state of organization. Each MedPartners LLC has all necessary power to own its property and assets and to carry on its business as presently conducted.

         5.6 Foreign Qualifications. MedPartners, each MedPartners Subsidiary and each MedPartners LLC is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on MedPartners.

         5.7 Subsidiary Common Stock. MedPartners owns, beneficially and of record, all of the issued and outstanding shares of Common Stock, par value $1.00 per share, of the Subsidiary (the "Subsidiary Common Stock"), which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. MedPartners has, or will by the Effective Time have, taken all such actions as may be required in its capacity as the sole stockholder of the Subsidiary to approve the Merger.

         5.8 Power and Authority. MedPartners has corporate power to execute, deliver and perform this Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Plan of Merger and such related documents. The execution and delivery of this Plan of Merger does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or By-laws of MedPartners, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which MedPartners is a party or by which it is bound, or violate any restrictions of any kind to which MedPartners is subject. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of MedPartners.

         5.9 MedPartners Public Information. MedPartners has heretofore made available to ASG a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it or its predecessors, MedPartners, Inc. and MedPartners/Mullikin Inc., with the SEC (as any such documents have since the time of their original filing been amended, the "MedPartners Documents") since January 1, 1996, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the MedPartners Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the MedPartners Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promul-gated under such statutes. The financial statements contained in the MedPartners Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of MedPartners, fixed or contingent, required to be stated therein, and present fairly the financial condition of MedPartners at said dates and the consolidated results of operations and cash flows of the Parent for the periods then ended. The consolidated balance sheet of MedPartners at June 30, 1997, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 of MedPartners is herein sometimes referred to as the "MedPartners Balance Sheet."

         5.10 Legal Proceedings. Except as disclosed in Exhibit 5.10, or in the MedPartners Documents, there is no pending or threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting MedPartners or the transactions contemplated by this Plan of Merger, which if resolved adversely to MedPartners, would have a material adverse effect on MedPartners and, to the knowledge of MedPartners, no basis for any such action exists.

         5.11 Subsequent Events. Except as set forth in Exhibit 5.11 to the MedPartners Disclosure Schedule, MedPartners has not, since the date of the MedPartners Balance Sheet:

                 (a)      Incurred any material adverse change.

                 (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the MedPartners Balance Sheet or
         (ii) liabilities incurred since the date of the MedPartners Balance Sheet in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on MedPartners.

                 (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on MedPartners, except as may have been required due to income or operations of MedPartners since the date of the MedPartners Balance Sheet.

                 (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of MedPartners.

                 (e) Sold or transferred any of the assets material to the consolidated business of MedPartners, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

                 (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by MedPartners to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

                 (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Plan of Merger.

                 (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon the exercise of outstanding options under MedPartners' stock option plans or stock options granted under such plans), except as set forth in Exhibit 5.11(h) to the MedPartners Disclosure Schedule.

         5.12 Compliance with Laws in General. MedPartners has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by MedPartners which, if it were determined that a violation had occurred, would have a material adverse effect on MedPartners.

         5.13 Regulatory Approvals. Except as disclosed in the MedPartners Documents or in Exhibit 5.13 to the MedPartners Disclosure Schedule, MedPartners and each MedPartners Subsidiary, as applicable, holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted, except where the failure to obtain such license, certificate of need or regulatory approval would not have a material adverse effect on MedPartners. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of MedPartners and each MedPartners Subsidiary are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on MedPartners. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of MedPartners, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. Subject to compliance with applicable securities laws and the HSR Act, the consum-mation of the Merger will not violate any law or restriction to which MedPartners is subject which, if violated, would have a material adverse effect on MedPartners.

         5.14 Investment Intent. MedPartners is acquiring the ASG Shares hereunder for its own account and not with a view to the distribution or sale thereof, and MedPartners has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the ASG Shares to any other person, firm or corporation.

         5.15 Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transactions contemplated by this Plan of Merger resulting from any action taken by MedPartners or any of its officers, directors or agents.

         5.16 No Stockholder Vote Required. No vote is required of the holders of the outstanding capital stock of MedPartners to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

         5.17 No Untrue Representations. No representation or warranty by MedPartners in this Plan of Merger, and no Exhibit or certificate issued by MedPartners and furnished or to be furnished to ASG pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.


Section 6.       ACCESS TO INFORMATION AND DOCUMENTS.

         6.1 Access to Information. Between the date hereof and the Closing Date, ASG will give to MedPartners and its counsel, accountants and other representatives full access to all the personnel, properties, documents, contracts, personnel files and other records of ASG and shall furnish MedPartners with copies of such documents and with such information with respect to the affairs of ASG as MedPartners may from time to time reasonably request. ASG will disclose and make available to MedPartners and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of ASG. In addition, ASG shall make available to MedPartners all such banking, investment and financial information as shall be necessary to allow for the efficient integration of ASG's banking, investment and financial arrangements with those of MedPartners at the Effective Time.

         6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section

6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Confidential Information" under the terms of the Confidentiality Agreement between ASG and MedPartners (the "Confidentiality Agreement").

         6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

         (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.


Section 7.       COVENANTS.

         7.1 Preservation of Business. From the date of this Agreement, ASG will use its reasonable best efforts to preserve the business organization of ASG intact, to keep available to MedPartners and the Surviving Corporation the services of the present employees of ASG, and to preserve for MedPartners and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with ASG.

         7.2 Material Transactions. Except as contemplated by this Agreement, prior to the Effective Time, neither ASG nor any ASG Subsidiary nor other ASG Entities will (other than as required pursuant to the terms of this Plan of Merger and the related documents), without first obtaining the written consent of MedPartners:

                 (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of ASG, other than in the ordinary course of business or as otherwise disclosed herein.

                 (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to ASG except as provided herein.

                 (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over Twenty-Five Thousand Dollars ($25,000.00).

                 (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of ASG.

                 (e) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with ASG's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan.

                 (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

                 (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

                 (h) Amend its Amended and Restated Certificate of Incorporation or By-laws.

                 (i) Take any action of a character described in Section 3.10(a) to 3.10(h), inclusive.

         7.3 Meeting of Stockholders. ASG will take all steps necessary in accordance with its Amended and Restated Certificate of Incorporation and Bylaws to call, give notice of, convene and hold meetings of its stockholders (the "Stockholder Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving and adopting this Plan of Merger and the transactions contemplated hereby and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of ASG (subject to the provision of Section 8.1(d) hereof) will (i) recommend to its stockholders the approval and adoption of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use its reasonable, good faith efforts to obtain the approval by its stockholders of this Plan of Merger and the transactions contemplated hereby.

         7.4     Registration Statement.

                 (a) MedPartners shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of the MedPartners Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. Such Registration Statement shall contain a proxy statement of ASG containing the information required by the Exchange Act (the "Proxy Statement"). MedPartners shall use its reasonable best efforts to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares of the MedPartners Common Stock covered thereby have been distributed. MedPartners shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any statements which have become false or misleading. MedPartners shall use its reasonable best efforts to have the Proxy Statement approved by the SEC under the provisions of the Exchange Act. MedPartners shall provide ASG with copies of all filings made pursuant to this Section 7.4 and shall consult with ASG on responses to any comments made by the Staff of the SEC with respect thereto.

                 (b) The information specifically designated as being supplied by ASG for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of ASG Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by ASG for inclusion or incorporation by reference in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of ASG Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to ASG, or its officers or directors, should be discovered by ASG which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, ASG shall promptly inform MedPartners. All documents, if any, that ASG is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                 (c) The information specifically designated as being supplied by MedPartners for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time the Proxy Statement is first mailed to holders of the ASG Common Stock, at the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information specifically designated as being supplied by MedPartners for inclusion or incorporation by reference in the Proxy Statement in connection with the Stockholder Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of ASG Common Stock, at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to MedPartners or its officers or Directors, should be discovered by MedPartners which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, MedPartners should promptly inform ASG and shall promptly file such amendment to the Registration Statement. All documents that MedPartners is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

                 (d) Prior to the Closing Date, MedPartners shall use its reasonable best efforts to cause the shares of MedPartners Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

                 (e) Prior to the Closing Date, MedPartners shall file a Subsequent Listing Application with the NYSE relating to the shares of MedPartners Common Stock to be issued in connection with the Merger, and shall cause such shares of MedPartners Common Stock to be listed on the NYSE, upon official notice of issuance prior to the Closing Date.

                 (f) ASG shall furnish all information to MedPartners with respect to ASG and ASG Subsidiaries as MedPartners may reasonably request for inclusion in the Registration Statement or the Proxy Statement and shall otherwise cooperate with MedPartners in the preparation and filing of such documents.

         7.5 Exemption from State Takeover Laws. ASG shall take all reasonable steps necessary and within its power to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby.

         7.6 HSR Act Compliance. MedPartners and ASG shall promptly make their respective filings, and shall thereafter use their reasonable best efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. MedPartners and ASG will use their respective reasonable best efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

         7.7 Public Disclosures. MedPartners and ASG will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of The New York Stock Exchange, Inc. (the "NYSE") or the Nasdaq Stock Market, as the case may be. The parties shall issue a joint press release, mutually acceptable to MedPartners and ASG, promptly upon execution and delivery of this Plan of Merger.

         7.8 Resignation of ASG Directors. On or prior to the Closing Date, ASG shall deliver to MedPartners evidence satisfactory to MedPartners of the resignation of the directors of ASG, such resignations to be effective on the Closing Date.

         7.9 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events of which they have knowledge which would cause any material change in or material addition to any Exhibit to its Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.9, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

         7.10 No Solicitations. ASG shall not, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group, participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire such party upon a merger, purchase of assets, purchase of or tender offer for shares of its Common Stock or similar transaction (an "Acquisition Transaction"). ASG shall notify MedPartners of any unsolicited request for information and access in connection with a possible Acquisition Transaction involving such party, such notification to include the identity of such third party and the proposed terms of such possible Acquisition Transaction.

         7.11 Other Actions. Subject to the provisions of Section 7.6 hereof, none of ASG, MedPartners and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of ASG or MedPartners to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of ASG or MedPartners to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

         7.12 Accounting Methods. Neither MedPartners or ASG shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles, if applicable, as concurred by such parties' independent accountants.

         7.13 Pooling and Tax-Free Reorganization Treatment. Neither MedPartners nor ASG shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

         7.14 Affiliate and Pooling Agreements. MedPartners and ASG will each use their respective reasonable, good faith efforts to cause each of their respective Directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to MedPartners as soon as practicable an agreement in the form attached hereto as Exhibit 7.14 relating to the disposition of shares of ASG Common Stock and shares of MedPartners Common Stock held by such person and the shares of MedPartners Common Stock issuable pursuant to this Plan of Merger.

         7.15 Cooperation. (a) MedPartners and ASG shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

         (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of MedPartners and ASG shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of MedPartners and ASG will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

         7.16    ASG Stock Options.

         (a) As soon as reasonably practicable after the Effective Time, MedPartners shall deliver to the holders of ASG stock options, appropriate notices setting forth such holders' rights pursuant to any stock option plans under which such ASG stock options were issued and any stock option agreements evidencing such options which shall continue in full force and effect on the same terms and conditions (subject to the adjustments required by Section 2.1(d) or this Section

7.16 after giving effect to the Merger and the assumption of such options by MedPartners as set forth herein) as in effect immediately prior to the Effective Time. MedPartners shall comply with the terms of the stock option plans, and the stock option agreements as so adjusted, and shall use its reasonable best efforts to ensure, to the extent required by, and subject to the provisions of, such plans or agreements, that ASG stock options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

         (b) MedPartners shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MedPartners Common Stock for delivery upon exercise of ASG stock options assumed by MedPartners in accordance with Section 2.1(d). As soon as practicable after the Effective Time, MedPartners shall file with the SEC a registration statement on Form S-8 with respect to shares of MedPartners Common Stock subject to such assumed ASG stock options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ASG stock options remain outstanding. MedPartners shall administer the plans assumed pursuant to Section 2.1(d) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

         (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer and vesting with respect to ASG stock options awarded under any plan, program, or arrangement of ASG or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by MedPartners as set forth above.

         7.17 Publication of Combined Results. MedPartners agrees that MedPartners shall cause publication of the combined results of operations of MedPartners and ASG in its Quarterly Report on Form 10-Q which shall contain a full calendar month of such combined results, provided however that such period shall be tolled for such period as the financial statements required for the preparation of such financial statements for such publication are not reasonably available to MedPartners. For purposes of this Section 7.13, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.


Section 8.       TERMINATION, AMENDMENT AND WAIVER.

         8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of ASG Common Stock:

                 (a) by mutual written consent of MedPartners, the Subsidiary and ASG;

                 (b)      by either MedPartners or ASG:

                 (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of ASG Common Stock shall not have been obtained;

                 (ii) if the Merger shall not have been consummated on or before March 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

                 (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                 (iv) in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

                 (v) if either MedPartners or ASG gives notice of termination pursuant to Section 7.8;

                 (c) by either MedPartners or ASG in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall not have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in
    Section 9.2 (in the case of MedPartners) or Section 9.3 (in the case of ASG) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii); or

                 (d) by ASG, if ASG's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of ASG Shares or shall have withdrawn such recommenda-tion or (ii) approved, recommended or endorsed any Acquisition
    Transaction (as defined in Section 7.8) other than this Merger or (iii) resolved to do any of the foregoing.

                 (e) by ASG, if the arithmatic average of the closing prices per share of the MedPartners Common Stock, as reported on the New York Stock Exchange Composite Tape, during any consecutive thirty
    (30)-trading day period between the date hereof and the date five trading days before the ASG meeting of stockholders to consider the Merger is less than eighty percent (80%) of the closing price per share of MedPartners Common Stock as reported on the New York Stock Exchange Composite Tape on the date this Plan of Merger is executed and delivered, and MedPartners has received written notice of the decision to terminate this Plan of Merger within two trading days after any such thirty (30)-trading day period.

         8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

         8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of ASG Shares; provided however, that after such approval there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

         8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.6.

         8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of MedPartners, the Subsidiary or ASG, action by its Board of Directors or the duly authorized designee of the Board of Directors.

         8.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expenses) incurred in connection with preparing, filing, printing and mailing the Proxy Statements and the Registration Statement shall be shared equally by MedPartners and ASG.


Section 9.       CONDITIONS TO CLOSING.

         9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by MedPartners, the Subsidiary and ASG):

                 (a) None of MedPartners, the Subsidiary or ASG nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of MedPartners effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of ASG, taken as a whole.

                 (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

                 (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (d) The holders of shares of ASG Common Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby.

                 (e) The shares of MedPartners Common Stock to be issued in connection with the Merger shall have been listed on the NYSE, upon official notice of issuance, and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required.

                 (f) The Merger shall qualify for "pooling of interests" accounting treatment.

                 (g) MedPartners, the Subsidiary and ASG shall have received all consents, waivers, approvals and authorizations of third parties with respect to all material contracts, leases, service agreements and management agreements to which such entities are parties, which consents, waivers, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to MedPartners or ASG, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of the Surviving Corporation.

                 (h) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

         9.2 Conditions to Obligations of MedPartners and the Subsidiary. The obligations of MedPartners and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by MedPartners and the Subsidiary):

                 (a) Each of the agreements of ASG to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and ASG shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

                 (b) The representations and warranties of ASG set forth in Section 3.10(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of ASG set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that ASG shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by MedPartners) under Section 7.2 or otherwise permitted herein. MedPartners and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of ASG, dated the Closing Date, certifying in such detail as MedPartners and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

                 (c) MedPartners shall have received an opinion from Haskell Slaughter & Young, L.L.C. to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of MedPartners, the Subsidiary and ASG.

                 (d) MedPartners shall have received an opinion from King & Spalding substantially to the effect set forth in Exhibit 9.2(d) hereto.

                 (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

                 (f) MedPartners shall have received an undertaking from holders ("Holders") of options to purchase not less than 516,000 shares of ASG stock (such number to be reduced by the number of shares with respect to which Holders have made cashless exercises of options since the date of this Plan of Merger) that if they should exercise such options prior to or after (as contemplated by Section 2.1(d) hereof) the Effective Time, such exercises will be cashless exercises.

         9.3 Conditions to Obligations of ASG. The obligations of ASG to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by ASG):

                 (a) Each of the agreements of MedPartners and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and MedPartners and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

                 (b) The representations and warranties of MedPartners set forth in Section 5.11(a) shall be true and correct as of the date of the Plan of Merger and as of the Closing Date. The representations and warranties of MedPartners set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). ASG shall have been furnished with a certificate, executed by duly authorized officers of MedPartners and the Subsidiary, dated the Closing Date, certifying in such detail as ASG may reasonably request as to the fulfillment of the foregoing conditions.

                 (c) ASG shall have received an opinion from King & Spalding to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, which opinion may be based upon reasonable representations of fact provided by officers of MedPartners, the Subsidiary and ASG.

                 (d) ASG shall have received an opinion from Haskell Slaughter & Young, L.L.C. substantially to the effect set forth in
         Exhibit 9.3(d) hereto.

                 (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Plan of Merger shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.


Section 10.      MISCELLANEOUS.

         10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

         10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

                 If to MedPartners:

                          MedPartners, Inc.
                          3000 Galleria Tower, Suite 1000
                          Birmingham, Alabama  35244
                          Facsimile:  (205) 982-7709
                          Attention:   J. Brooke Johnston, Jr., Esq.
                                       Senior Vice President and General Counsel
                          with a copy to:

                          Haskell Slaughter & Young, L.L.C.
                          1200 AmSouth Harbert Plaza
                          1901 Sixth Avenue North
                          Birmingham, Alabama 35203
                          Facsimile:  (205) 324-1133
                          Attention:  Robert E. Lee Garner, Esq.

                 If to ASG:

                          America Service Group Inc.
                          Suite 300
                          105 WestPark Drive
                          Brentwood, TN  37027
                          Attention:  Michael Catalano, Esq.
                                      Executive Vice President and General
                                      Counsel

                 with a copy to:

                          King & Spalding
                          191 Peachtree Street, N.E.
                          Atlanta, Georgia  30303-1763
                          Facsimile:  (404) 572-5100
                          Attention:  Philip A. Theodore, Esq.

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

         10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

         10.4 Indemnification. MedPartners and Subsidiary agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of ASG as provided in its articles of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms. The provisions of this Section 10.4 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party and each such indemnified party's heirs and representatives.

         10.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

         10.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

         10.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

         10.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with ASG or MedPartners, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of
(i) changes in generally accepted accounting principles, (ii) changes in applicable law, and (iii) any changes resulting from any restructuring or other similar charges or write-offs taken by ASG with the consent of MedPartners; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger. Moreover, it shall not be deemed a "material adverse change" or "material adverse effect" so long as future financial performance shall be consistent with discussions between the parties in connection with the Merger.

         10.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

         10.10 Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

         10.11 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

         10.12 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

         10.13 Entire Agreement. This instrument, including all Exhibits attached hereto and the Confidentiality Agreement, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

         10.14 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

         10.15 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

         10.16 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by MedPartners, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

         IN WITNESS WHEREOF, MedPartners, the Subsidiary and ASG have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

                               MEDPARTNERS, INC.


                                                   By: /s/ Larry R. House
                                                      -------------------------
                                                              Larry R. House
                                                        Chairman, President and
                                                        Chief Executive Officer


                                                   ASG MERGER CORPORATION


                                                   By: /s/ Larry R. House
                                                      -------------------------
                                                             Larry R. House
                                                                President


                                                   AMERICA SERVICE GROUP INC.


                                                   By: /s/ Scott L. Mercy
                                                      -------------------------
                                                             Scott L. Mercy
                                                             President and
                                                        Chief Executive Officer